Exhibit 99.1

MYR Group Inc. Announces Second-Quarter and First-Half 2015 Results

Rolling Meadows, Ill., August 5, 2015 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States and Canada, today announced its second-quarter and first-half 2015 financial results.

Highlights

•	Q2 2015 revenues of $276.5 million compared to $228.9 million for the same period last year, an increase of 20.8 percent.
•	Q2 2015 net income of $8.1 million compared to $7.7 million for the same period last year, an increase of 4.3 percent.
•	Q2 2015 diluted earnings per share of $0.38 compared to $0.36 per share for the same period last year, an increase of 5.6 percent.
•	Share repurchase program amended from $25.0 million to $42.5 million and extended through August 31, 2016.
•	First-half 2015 revenues of $520.6 million compared to $444.5 million for the same period last year, an increase of 17.1 percent.
•	First-half 2015 net income of $15.2 million compared to $14.0 million for the same period last year, an increase of 8.8 percent.
•	First-half 2015 diluted earnings per share of $0.72 compared to $0.64 per share for the same period last year, an increase of 12.5 percent.
•	Acquired substantially all of the assets of E.S. Boulos Company, an electrical contractor operating in the northeast U.S., on April 13, 2015, for approximately $11.4 million in cash.

Management Comments

Bill Koertner, MYR’s President and CEO said, “The second quarter of 2015 was highlighted by higher revenues, gross profit, EBITDA, net income and diluted EPS. During the quarter we also acquired substantially all of the assets of E.S. Boulos, one of New England’s largest and most experienced electrical contractors, which enhances our T&D presence in the northeast U.S while expanding our C&I presence outside of our existing markets. We also executed our first contract to perform construction services in Canada.” Mr. Koertner continued, “Our balance sheet remains strong with $46.9 million of cash and borrowing capacity of $155.7 million at the end of the second quarter. We believe that our management and craft employees, investment in specialty equipment, existing customer relationships, commitment to safety, strong financial position and focused approach should enable us to achieve long-term growth, both organically and through additional acquisitions, in our T&D and C&I segments.”

Second-Quarter Results

MYR reported second-quarter 2015 revenues of $276.5 million, an increase of $47.6 million, or 20.8 percent, compared to second-quarter 2014. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $200.6 million, an increase of $34.2 million, or 20.6 percent, from the second quarter of 2014, primarily due to an increase in the number of jobs of all sizes. Material and subcontractor costs in our T&D segment comprised approximately 27 percent of total contract costs in the second quarter of 2015, compared to approximately 25 percent in the second quarter of 2014. The Commercial and Industrial (C&I) segment reported second-quarter 2015 revenues of $75.9 million, an increase of $13.4 million, or 21.5 percent, over second-quarter 2014, due primarily to the acquisition of E.S. Boulos Company (“ESB”).

Consolidated gross profit increased to $31.7 million in the second quarter of 2015, compared to $30.5 million in the second quarter of 2014. The increase in gross profit was primarily due to the higher revenues and contract performance incentives. Gross margin decreased to 11.5 percent for the second quarter of 2015 from 13.3 percent for the second quarter of 2014, primarily due to the year-over-year change in estimates of gross profit on certain T&D projects. For the second quarter of 2015, contract performance incentives provided a gross margin benefit of approximately 1.0 percent. For the second quarter of 2014, cost efficiencies, additional work and effective contract management resulted in improved contract margins on several transmission projects, and provided a gross margin benefit of approximately 1.9 percent. The remainder of the variance was primarily due to several underperforming projects in the second quarter of 2015.

Selling, general and administrative expenses increased to $18.9 million in the second quarter of 2015 compared to $18.1 million in the second quarter of 2014. The increase in selling, general and administrative expenses in the second quarter of 2015 was due primarily to higher personnel costs to support operations and ESB acquisition costs compared to the second quarter of 2014. As a percentage of revenues, selling, general and administrative expenses decreased to 6.9 percent for the second quarter of 2015 from 7.9 percent for the second quarter of 2014.

For the second quarter of 2015, net income was $8.1 million, or $0.38 per diluted share, compared to $7.7 million, or $0.36 per diluted share, for the same period of 2014. Second-quarter 2015 EBITDA, a non-GAAP financial measure, was $22.3 million, or 8.1 percent of revenues, compared to $20.7 million, or 9.1 percent of revenues, in the second quarter of 2014.

First-Half Results

MYR reported first-half 2015 revenues of $520.6 million, an increase of $76.1 million, or 17.1 percent, compared to first-half 2014. Specifically, the T&D segment reported revenues of $389.8 million, an increase of $61.4 million, or 18.7 percent, from the first half of 2014, primarily due to an increase in the number of jobs of all sizes. Material and subcontractor costs in our T&D segment comprised approximately 25 percent of total contract costs in the first half of 2015, compared to approximately 22 percent in the first half of 2014. The C&I segment reported first-half 2015 revenues of $130.8 million, an increase of $14.7 million, or 12.7 percent, over first-half 2014, due primarily to the acquisition of ESB.

Consolidated gross profit increased to $61.1 million, in the first half of 2015, compared to $57.6 million, in the first half of 2014. The increase in gross profit was primarily due to the higher revenues. Gross margin decreased to 11.7 percent for the first half of 2015 from 13.0 percent for the first half of 2014, primarily due to the year-over-year change in estimates of gross profit on certain projects. For the first half of 2015, contract performance incentives, cost efficiencies, additional work and effective contract management resulted in improved contract margins on several projects, primarily transmission projects, and provided a gross margin benefit of 1.1 percent. For the first half of 2014, cost efficiencies, additional work and effective contract management resulted in improved contract margins on several transmission projects, and provided a gross margin benefit of 2.2 percent.

Selling, general and administrative expenses increased to $37.5 million in the first half of 2015 compared to $35.0 million in the first half of 2014. The increase in selling, general and administrative expenses in the first half of 2015 was due primarily to higher personnel costs to support operations, ESB acquisition costs and higher stock compensation costs compared to the first half of 2014. As a percentage of revenues, selling, general and administrative expenses decreased to 7.2 percent for the first half of 2015 from 7.9 percent for the first half of 2014.

For the first half of 2015, net income was $15.2 million, or $0.72 per diluted share, compared to $14.0 million, or $0.64 per diluted share, for the same period of 2014. First-half 2015 EBITDA, a non-GAAP financial measure, was $42.9 million, or 8.2 percent of revenues, compared to $39.0 million, or 8.8 percent of revenues, in the first half of 2014.

Share Repurchase Program

On July 30, 2015, MYR’s board of directors approved an amended share repurchase program, increasing the amount of the program from $25.0 million to $42.5 million, and extending the term through August 31, 2016. The amendment increases the availability to purchase shares under the program to $25.0 million. MYR has spent approximately $17.5 million to purchase almost 724 thousand shares over the life of this program. In the first six months of 2015, MYR purchased 72,706 shares of its common stock, for approximately $1.8 million, under the share repurchase program.

Acquisition of E.S. Boulos Company and Canada Update

On April 13, 2015, MYR acquired substantially all of the assets of ESB, one of New England’s largest and most experienced electrical contractors with over 95 years in operation, from a subsidiary of Eversource Energy. The purchase price was approximately $11.4 million, which was funded through our existing cash resources. ESB is headquartered in Westbrook, Maine, and offers construction services for the electric utility sector, including substation, transmission and distribution construction, as well as commercial and industrial electrical construction. ESB will continue to operate under its own name as part of the MYR Group family of companies. ESB’s operations are included in the second-quarter 2015 consolidated T&D segment and C&I segment results.

In the second quarter of 2015, our Canadian subsidiary MYR Transmission Services Canada, Ltd. commenced work on its first contract to perform construction services in Canada. This T&D project is the Keewatinohk switchyard for Manitoba Hydro project and has a contract value of less than $40 million Canadian dollars.

Backlog

As of June 30, 2015, MYR’s backlog was $410.7 million, consisting of $275.8 million in the T&D segment and $134.9 million in the C&I segment. Total backlog at June 30, 2015 was $12.3 million higher than the $398.4 million reported at March 31, 2015, due primarily to the acquisition of ESB. T&D backlog at June 30, 2015 increased $0.1 million, or 0.1 percent, from March 31, 2015, while C&I backlog increased $12.2 million, or 9.9 percent, over the same period. Total backlog at June 30, 2015 increased $12.8 million, or 3.2 percent, from the $397.9 million reported at June 30, 2014.

Balance Sheet

As of June 30, 2015, MYR had cash and cash equivalents of $46.9 million and $155.7 million of borrowing availability under its credit facility.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its second-quarter 2015 results on Thursday, August 6, 2015, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, August 12, 2015, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 90026573. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, August 12, 2015 at 11:59 P.M. Eastern time.

About MYR Group

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR Group also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “likely,” “unlikely,” “possible,” “potential,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of June 30, 2015 and December 31, 2014

	June 30,	December 31,
(In thousands, except share and per share data)	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,884	$77,636
Accounts receivable, net of allowances of $595 and $1,179, respectively	176,446	158,101
Costs and estimated earnings in excess of billings on uncompleted contracts	77,709	44,609
Deferred income tax assets	12,006	11,905
Receivable for insurance claims in excess of deductibles	11,472	12,311
Refundable income taxes	4,050	2,059
Other current assets	7,973	6,880
Total current assets	336,540	313,501
Property and equipment, net of accumulated depreciation of $164,092 and $147,956, respectively	165,871	148,654
Goodwill	48,918	46,599
Intangible assets, net of accumulated amortization of $3,394 and $3,227, respectively	9,698	9,865
Other assets	1,404	1,467
Total assets	$562,431	$520,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,542	$62,247
Billings in excess of costs and estimated earnings on uncompleted contracts	36,130	38,121
Accrued self insurance	36,474	39,480
Other current liabilities	32,836	31,740
Total current liabilities	195,982	171,588
Deferred income tax liabilities	24,729	24,729
Other liabilities	1,224	1,216
Total liabilities	221,935	197,533
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
21,038,376 and 20,791,623 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	208	206
Additional paid-in capital	167,752	151,124
Accumulated other comprehensive income	32	—
Retained earnings	172,504	171,223
Total stockholders’ equity	340,496	322,553
Total liabilities and stockholders’ equity	$562,431	$520,086

MYR GROUP INC.

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)

Three and Six Months Ended June 30, 2015 and 2014

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share data)	2015	2014	2015	2014

Contract revenues	$276,488	$228,877	$520,636	$444,515
Contract costs	244,752	198,349	459,526	386,907
Gross profit	31,736	30,528	61,110	57,608
Selling, general and administrative expenses	18,947	18,110	37,539	34,985
Amortization of intangible assets	84	83	167	167
Gain on sale of property and equipment	(319)	(60)	(1,217)	(71)
Income from operations	13,024	12,395	24,621	22,527
Other income (expense)
Interest income	8	30	15	33
Interest expense	(187)	(177)	(366)	(355)
Other, net	(31)	108	(89)	162
Income before provision for income taxes	12,814	12,356	24,181	22,367
Income tax expense	4,740	4,615	8,935	8,354
Net income	$8,074	$7,741	$15,246	$14,013
Income per common share:
—Basic	$0.39	$0.36	$0.73	$0.66
—Diluted	$0.38	$0.36	$0.72	$0.64
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,760	21,115	20,662	21,108
—Diluted	21,215	21,631	21,135	21,600

Net income	$8,074	$7,741	$15,246	$14,013
Other comprehensive income:
Foreign currency translation adjustment	(8)	—	19	—
Other comprehensive income (loss)	(8)	—	19	—
Total comprehensive income	$8,066	$7,741	$15,265	$14,013

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Six Months Ended June 30, 2015 and 2014

	Six months ended
	June 30,
(In thousands)	2015	2014

Cash flows from operating activities:
Net income	$15,246	$14,013
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	18,152	16,103
Amortization of intangible assets	167	167
Stock-based compensation expense	2,716	2,197
Deferred income taxes	(101)	(41)
Gain on sale of property and equipment	(1,217)	(71)
Other non-cash items	89	47
Changes in operating assets and liabilities
Accounts receivable, net	(7,683)	(3,554)
Costs and estimated earnings in excess of billings on
uncompleted contracts	(30,998)	(15,717)
Receivable for insurance claims in excess of deductibles	839	(1,350)
Other assets	(3,053)	206
Accounts payable	20,688	(6,991)
Billings in excess of costs and estimated earnings on
uncompleted contracts	(3,481)	448
Accrued self insurance	(2,774)	1,158
Other liabilities	439	(2,318)
Net cash flows provided by operating activities	9,029	4,297
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,326	182
Cash paid for acquired business	(11,374)	—
Purchases of property and equipment	(29,731)	(25,234)
Net cash flows used in investing activities	(39,779)	(25,052)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,519	135
Excess tax benefit from stock-based awards	1,620	230
Repurchase of common shares	(3,169)	(1,550)
Other financing activities	28	38
Net cash flows used in financing activities	(2)	(1,147)
Net decrease in cash and cash equivalents	(30,752)	(21,902)
Cash and cash equivalents:
Beginning of period	77,636	76,454
End of period	$46,884	$54,552

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Six Months Ended June 30, 2015 and 2014

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except per share data)	2015	2014	2015		2014

Summary Statement of Operations Data:
Contract revenues	$276,488	$228,877	$1,020,088		$931,986
Gross profit	$31,736	$30,528	$135,916		$123,929
Income from operations	$13,024	$12,395	$60,498		$51,392
Net income	$8,074	$7,741	$37,777		$32,350
Per Share Data:
Income per common share (1):
- Basic	$0.39	$0.36	$1.82	(2)	$1.52	(2)
- Diluted	$0.38	$0.36	$1.78	(2)	$1.49	(2)
Weighted average number of common shares
and potential common shares outstanding:
- Basic	20,760	21,115	20,720	(3)	20,996	(3)
- Diluted	21,215	21,631	21,235	(3)	21,536	(3)

	June 30,	December 31,	June 30,		June 30,
(in thousands)	2015	2014	2014		2013

Summary Balance Sheet Data:
Total assets	$562,431	$520,086	$533,460		$476,768
Total stockholders’ equity (book value)	$340,496	$322,553	$311,114		$273,976
Goodwill and intangible assets	$58,616	$56,464	$56,631		$56,966
Total debt	$—	$—	$—		$—

(1)	MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.
(2)	Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(3)	Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Six Months Ended June 30, 2015 and 2014

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except per share data, ratios and percentages)	2015	2014	2015	2014

Financial Performance Measures (1):

EBITDA (2)	$22,348	$20,739	$95,881	$82,897
EBITDA per Diluted Share (3)	$1.05	$0.96	$4.52	$3.85
Free Cash Flow (4)	$(5,710)	$471	$16,166	$15,348
Book Value per Diluted Share (5)	$16.05	$14.38
Tangible Book Value (6)	$281,880	$254,483
Tangible Book Value per Diluted Share (7)	$13.29	$11.76
Debt to Equity Ratio (8)	0.0	0.0
Asset Turnover (9)			1.91	1.95
Return on Assets (10)			7.1%	6.8%
Return on Equity (11)			12.1%	11.8%
Return on Invested Capital (13)			14.7%	13.7%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$8,074	$7,741	$37,777	$32,350
Interest expense, net	$179	$147	$645	$681
Provision for income taxes	$4,740	$4,615	$21,987	$18,513
Depreciation and amortization	$9,355	$8,236	$35,472	$31,353
EBITDA (2)	$22,348	$20,739	$95,881	$82,897
Reconciliation of Net Income per diluted share
to EBITDA per diluted share:
Net Income per share:	$0.38	$0.36	$1.78	$1.49
Interest expense, net, per share	$0.01	$0.01	$0.03	$0.04
Provision for income taxes per share	$0.22	$0.21	$1.04	$0.86
Depreciation and amortization per share	$0.44	$0.38	$1.67	$1.46
EBITDA per diluted share (3)	$1.05	$0.96	$4.52	$3.85

Calculation of Free Cash Flow:
Net cash flow from operating activities	$7,659	$13,264	$59,708	$61,389
Less: cash used in purchasing property and equipment	$(13,369)	$(12,793)	$(43,542)	$(46,041)
Free Cash Flow (4)	$(5,710)	$471	$16,166	$15,348

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders’ equity)	$340,496	$311,114
Goodwill and intangible assets	$(58,616)	$(56,631)
Tangible Book Value (6)	$281,880	$254,483

Reconciliation of Book Value per diluted share
to Tangible Book Value per diluted share:
Book value per diluted share:	$16.05	$14.38
Goodwill and intangible assets per diluted share	(2.76)	(2.62)
Tangible Book Value per diluted share (7)	$13.29	$11.76

	June 30,	June 30,	June 30,
	2015	2014	2013
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders’ equity)	$340,496	$311,114	$273,976
Plus: Total Debt	$—	$—	$—
Less: Cash and cash equivalents	$(46,884)	$(54,552)	$(37,629)
Invested Capital (12)	$293,612	$256,562	$236,347

(1)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(3)	EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(4)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(5)	Book value per share is calculated by dividing total stockholders’ equity at the end of the period by the weighted average diluted shares outstanding for the period.
(6)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(7)	Tangible book value per share is calculated by dividing tangible book value at the end of the period by the weighted average number of diluted shares outstanding for the period. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(8)	The debt to equity ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.
(9)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(10)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(11)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(12)	Invested capital is calculated by adding net debt (total debt less cash and marketable securities) to total stockholders’ equity.
(13)	Return on invested capital is calculated by dividing net income, less any dividends, by invested capital at the beginning of the period.